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                                                                  EXHIBIT (8)(c)

                             FUND PARTICIPATION AGREEMENT


     This Agreement is entered into as of the 21st day of November, 1995, between Annuity Investors Life Insurance Company ("Insurance Company"), a life insurance company organized under the laws of the State of Ohio, and THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC., a corporation organized under the laws of the State of Maryland (the "Fund").


                                      ARTICLE I
                                     DEFINITIONS

     1.1      "Act" shall mean the Investment Company Act of 1940, as amended.

     1.2 "Board" shall mean the Board of Directors of the Fund having the responsibility for management and control of the Fund.

     1.3 "Business Day" shall mean any day for which the Fund calculates net asset value per share as described in the Fund's Prospectus.

     1.4      "Commission" shall mean the Securities and Exchange Commission.

     1.5 "Contract" shall mean a variable annuity contract that uses the Fund as an underlying investment medium. Individuals who participate under a group Contract are "Participants".

     1.6 "Contractholder" shall mean any entity that is a party to a Contract with a Participating Company.

     1.7 "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of the Fund, as defined by the Act.

     1.8 "Dreyfus" shall mean The Dreyfus Corporation and its affiliates, including Dreyfus Service Corporation.

     1.9 "Participating Companies" shall mean any insurance company (including Insurance Company), which offers variable annuity and/or variable life insurance contracts to the public and which has entered into an agreement with the Fund for the purpose of making Fund shares available to serve as an underlying investment medium for the aforesaid Contracts.

     1.10 "Prospectus" shall mean the Fund's current prospectus and statement of additional information, as most recently filed with the Commission.

     1.11 "Separate Account" shall mean Annuity Investors Variable Account A, a separate account established by Insurance Company in accordance with the laws of the State of Ohio.
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     1.12     "Software Program" shall mean the software program used by the
              Fund for providing Fund and account balance information including net asset value per share. Such Program may include the Lion System. In situations where the Lion System or any other Software Program used by the Fund is not available, such information may be provided by telephone and confirmed by facsimiles. The Lion System shall be provided to Insurance Company at no charge.


                                     ARTICLE II
                                   REPRESENTATIONS

     2.1 Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has legally and validly established the Separate Account pursuant to the laws of the State of Ohio for the purpose of offering to the public certain individual and group variable annuity contracts; (c) it has registered or will register the Separate Account as a unit investment trust under the Act to serve as the segregated investment account for the Contracts; and (d) each Separate Account is eligible to invest in shares of the Fund without such investment disqualifying the Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts.

     2.2 Insurance Company represents and warrants that (a) the Contracts will be described in a registration statement filed under the Securities Act of 1933, as amended ("1933 Act"); (b) the Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurance Company agrees to inform the Fund promptly of any investment restrictions imposed by state insurance law and applicable to the Fund.

     2.3 Insurance Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company represents and warrants that the assets of the Separate Account are and will be kept separate from Insurance Company's General Account and any other separate accounts Insurance Company may have, and will not be charged with liabilities from any business that Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.

     2.4      Fund represents that it is registered with the Commission under

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              the Act as an open-end, diversified management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for Fund to operate and offer its shares as an underlying investment medium for Participating Companies.

     2.5 Fund represents that it is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify Insurance Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

     2.6 Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate, under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify the Fund and Dreyfus immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future. Insurance Company agrees that any prospectus offering a Contract that is a "modified endowment contract," as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract (or policy).

     2.7 Fund agrees that the Fund's assets shall be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code.

     2.8 Insurance Company agrees that the Fund shall be permitted (subject to the other terms of this Agreement) to make Fund shares available to other Participating Companies and contractholders.

     2.9 Fund represents and warrants that any of its directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

     2.10 Insurance Company represents and warrants that all of its employees and agents who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to be maintained by the Fund. The aforesaid Bond shall include coverage for larceny and

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              embezzlement and shall be issued by a reputable bonding company.

     2.11 Insurance Company agrees that Dreyfus shall be deemed a third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of this Agreement.


                                     ARTICLE III
                                     FUND SHARES

     3.1 The Contracts funded through the Separate Account will provide for the investment of certain amounts in shares of the Fund.

     3.2 Fund agrees to make its shares available for purchase at the then applicable net asset value per share by the Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, the Fund may refuse to sell its shares to any person, or suspend or terminate the offering of its shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the Fund's shareholders.

     3.3 Fund agrees that shares of the Fund will be sold only to Participating Companies and their separate accounts and to the general accounts of those Participating Companies and their affiliates. No shares will be sold to the general public.

     3.4 Fund shall use its best efforts to provide closing net asset value, dividend and capital gain (loss) information on a per-share and Fund basis to Insurance Company by 6:00 p.m. Eastern Time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain (loss) information shall be reported immediately upon discovery to Insurance Company. Non-material errors will be corrected in the next Business Day's net asset value per share.

     3.5 At the end of each Business Day, Insurance Company will use the information described in Sections 3.2 and 3.4 to calculate the Separate Account unit values for the day. Using this unit value, Insurance Company will process the day's Separate Account transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of Fund shares which will be purchased or redeemed at that day's closing net asset value per share. The net purchase or redemption orders will be transmitted to the Fund by Insurance Company by 11:00 a.m. Eastern Time on the Business Day next following Insurance Company's receipt of that information.

     3.6      Fund appoints Insurance Company as its agent for the limited

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              purpose of accepting orders for the purchase and redemption of
              Fund shares for the Separate Account. Fund will execute orders at the applicable net asset value per share determined as of the close of trading on the day of receipt of such orders by Insurance Company acting as agent ("effective trade date"), provided that the Fund receives notice of such orders by 11:00 a.m. Eastern Time on the next following Business Day and, if such orders request the purchase of Fund shares, the conditions specified in Section 3.8, as applicable, are satisfied. A redemption or purchase request that does not satisfy the conditions specified in this Section and in Section 3.8, as applicable, will be effected at the net asset value per share computed on the Business Day immediately preceding the Business Day upon which such conditions have been satisfied in accordance with the requirements of this Section and Section 3.8.

     3.7 Insurance Company will use its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

     3.8 If Insurance Company's order requests the purchase of Fund shares, Insurance Company will pay for such purchases by wiring Federal Funds to Fund or its designated custodial account on the day the order is transmitted. Insurance Company shall make all reasonable efforts to transmit to the Fund payment in Federal Funds by 12:00 noon Eastern Time on the Business Day the Fund receives the notice of the order pursuant to Section 3.5. Fund will execute such orders at the applicable net asset value per share determined as of the close of trading on the effective trade date if Fund receives payment in Federal Funds by 12:00 midnight Eastern Time on the Business Day the Fund receives the notice of the order pursuant to Section 3.5. If payment in Federal Funds for any purchase is not received or is received by the Fund after 12:00 noon Eastern Time on such Business Day, Insurance Company shall promptly upon the Fund's request, reimburse the Fund for any charges, costs, fees, interest or other expenses incurred by the Fund in connection with any advances to, or borrowings or overdrafts by, the Fund, or any similar expenses incurred by the Fund, as a result of portfolio transactions effected by the Fund based upon such purchase request. Payment for shares redeemed by the Separate Account or the Insurance Company shall be made in Federal Funds transmitted by wire to the Insurance Company or any other designated person on the next Business Day after the Fund is properly notified of the redemption order of shares, except that the Fund reserves the right to delay payment of redemption proceeds to the extent permitted under Section 22(e) of the 1940 Act. The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds by the Insurance Company; the Insurance Company alone shall be responsible for such action.

     3.9      Fund has the obligation to ensure that Fund shares are registered

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              with applicable federal agencies at all times.

     3.10 Fund will confirm each purchase or redemption order made by Insurance Company. Transfer of Fund shares will be by book entry only. No share certificates will be issued to Insurance Company. Insurance Company will record shares ordered from Fund in an appropriate title for the corresponding account.

     3.11 Fund shall credit Insurance Company with the appropriate number of shares.

     3.12 On each ex-dividend date of the Fund or, if not a Business Day, on the first Business Day thereafter, Fund shall communicate to Insurance Company the amount of dividend and capital gain, if any, per share. All dividends and capital gains shall be automatically reinvested in additional shares of the Fund at the net asset value per share on the ex-dividend date. Fund shall, on the day after the ex-dividend date or, if not a Business Day, on the first Business Day thereafter, notify Insurance Company of the number of shares so issued.

     3.13 This Agreement does not cover the sale of any Fund shares to the Insurance Company general account.


                                     ARTICLE IV
                                STATEMENTS AND REPORTS

     4.1 Fund shall provide monthly statements of account as of the end of each month for all of Insurance Company's accounts by the fifteenth (15th) Business Day of the following month.

     4.2 Fund shall distribute to Insurance Company copies of the Fund's Prospectuses, proxy materials, notices, periodic reports and other printed materials (which the Fund customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution to each Contractholder and Participant.

     4.3 Fund will provide to Insurance Company at least one complete copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the Commission or other regulatory authorities.

     4.4 Insurance Company will provide to the Fund at least one copy of all registration statements, Prospectuses, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts

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              or the Separate Account, contemporaneously with the filing of such document with the Commission.


                                      ARTICLE V
                                       EXPENSES

     5.1 The charge to the Fund for all expenses and costs of the Fund, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the Fund's daily net asset value per share so as to accumulate to an annual charge at the rate set forth in the Fund's Prospectus. Excluded from the expense limitation described herein shall be brokerage commissions and transaction fees and extraordinary expenses.

     5.2 Except as provided in this Article V and, in particular in the next sentence, Insurance Company shall not be required to pay directly any expenses of the Fund or expenses relating to the distribution of its shares. Insurance Company shall pay the following expenses or costs:

              a. Such amount of the production expenses of any Fund materials including the cost of printing the Fund's Prospectus, or marketing materials for prospective Insurance Company Contractholders and Participants as Dreyfus and Insurance Company shall agree from time to time.

              b. Distribution expenses of any Fund materials or marketing materials for prospective Insurance Company
                      Contractholders and Participants.

              c. Distribution expenses of Fund materials or marketing materials for Insurance Company Contractholders and Participants.

              Except as provided herein, all other Fund expenses shall not be borne by Insurance Company.


                                     ARTICLE VI
                                  EXEMPTIVE RELIEF

     6.1 The Fund shall furnish Insurance Company with a copy of its application for an order of the Securities and Exchange Commission under Section 6(c) of the Act for mixed and shared funding relief, and the notice of filing of such application and order when issued by the SEC. Insurance Company agrees to comply with the conditions on which such order is issued, including reporting any potential or existing conflicts promptly to the Board, and in particular whenever Contractholder voting

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              instructions are disregarded, to the extent that such conditions are not materially different from the conditions of the mixed and shared funding relief obtained by Dreyfus Variable Investment Fund and Dreyfus Life and Annuity Index Fund, Inc., respectively; and recognizes that it shall be responsible for assisting the Board in carrying out its responsibilities in connection with such order. Insurance Company agrees to carry out such responsibilities with a view to the interests of existing Contractholders.

     6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in the Fund, the Board shall give prompt notice to all Participating Companies.
              If the Board determines that Insurance Company is responsible for causing or creating said conflict, Insurance Company shall at no cost and expense to the Fund, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

              a. Withdrawing the assets allocable to the Separate Account from the Fund and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote or all affected Contractholders; and/or

              b. Establishing a new registered management investment company.

     6.3 If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in the Fund, Insurance Company may be required, at the Board's election, to withdraw the Separate Account's investment in the Fund.

     6.4 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

     6.5 No action by Insurance Company taken or omitted, and no action by the Separate Account or the Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this

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              Article VI shall relieve Insurance Company of its obligations under, or otherwise affect the operation of, Article V.


                                     ARTICLE VII
                                VOTING OF FUND SHARES

     7.1 Fund shall provide Insurance Company with copies at no cost to Insurance Company, of the Fund's proxy material, annual and semi-annual reports to shareholders and other communications to shareholders in such quantity as Insurance Company shall reasonably require for distributing to Contractholders or Participants.

              Insurance Company shall:

              a. solicit voting instructions from Contractholders or Participants on a timely basis and in accordance with applicable law;

              b. vote Fund shares in accordance with instructions received from Contractholders or Participants; and

              c. vote Fund shares for which no instructions have been received in the same proportion as Fund shares for which instructions have been received.

              Insurance Company agrees to be responsible for assuring that voting Fund shares for the Separate Account is conducted in a manner consistent with other Participating Companies.

     7.2 Insurance Company agrees that it shall not, without the prior written consent of the Fund and Dreyfus, solicit, induce or encourage Contractholders to (a) change or supplement the Fund's current investment adviser or (b) change, modify, substitute, add to or delete the Fund from the current investment media for the Contracts.


                                     ARTICLE VIII
                            MARKETING AND REPRESENTATIONS

     8.1 The Fund or its underwriter shall periodically furnish Insurance Company with the following documents, in quantities as Insurance Company may reasonably request:

              a.      Current Prospectus and any supplements thereto;  and

              b.      other marketing materials.

              Expenses for the production of such documents shall be borne by Insurance Company in accordance with Section 5.2 of this

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              Agreement.

     8.2 Insurance Company shall designate certain persons or entities which shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company. Insurance Company shall make reasonable efforts to market the Contracts and shall comply with all applicable federal and state laws in connection therewith.

     8.3 Insurance Company shall furnish, or shall cause to be furnished, to the Fund each piece of sales literature or other promotional material in which the Fund, its investment adviser or the administrator is named, at least fifteen Business Days prior to its use. No such material shall be used unless the Fund approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. The Fund shall use all reasonable efforts to respond within ten days of receipt.

     8.4 Insurance Company shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus, as may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund.

     8.5 Fund shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Fund's sales literature or other promotional material in which Insurance Company or the Separate Account is named, at least fifteen Business Days prior to its use. No such material shall be used unless Insurance Company approves such material. Such approval (if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such material. Insurance Company shall use all reasonable efforts to respond within ten days of receipt.

     8.6 Fund shall not, in connection with the sale of Fund shares, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the Separate Account which are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.


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     8.7      For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, Inc. rules, the Act or the 1933 Act.


                                     ARTICLE IX
                                   INDEMNIFICATION

     9.1 Insurance Company agrees to indemnify and hold harmless the Fund, Dreyfus, the sub-investment adviser of the Fund, and their respective affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of Section 9.1), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the registration statement or Prospectus or sales literature or advertisements of the Fund or with respect to the Separate Account or Contracts, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading;
              (ii) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the Fund) of Insurance Company or its agents, with respect to the sale and distribution of Contracts for which Fund shares are an underlying investment; (iii) arise out of the wrongful conduct of Insurance Company or persons under its

                                        - 11 -
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              control with respect to the sale or distribution of the Contracts or Fund shares; (iv) arise out of Insurance Company's incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (v) arise out of any breach by Insurance Company of a material term of this Agreement or as a result of any failure by Insurance Company to provide the services and furnish the materials or to make any payments provided for in this Agreement. Insurance Company will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that with respect to clauses (i) and (ii) above Insurance Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature, or advertisement in conformity with written information furnished to Insurance Company by the Fund specifically for use therein. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.

     9.2 The Fund agrees to indemnify and hold harmless Insurance Company and each of its directors, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which Insurance Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)
              (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements of the Fund; (2) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the Fund any material fact required to be stated therein or necessary to make the statements therein not misleading; or (3) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were based on information provided to Insurance Company by the Fund; and the Fund will reimburse any legal or other expenses reasonably incurred by Insurance Company or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Fund will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the Fund by Insurance Company specifically for use therein.

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              This indemnity agreement will be in addition to any liability which the Fund may otherwise have.

     9.3 The Fund shall indemnify and hold Insurance Company harmless against any and all liability, loss, damages, costs or expenses which Insurance Company may incur, suffer or be required to pay due to the Fund's (1) incorrect calculation of the daily net asset value, dividend rate or capital gain (loss) distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain (loss) distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain (loss) distribution rate; provided that the Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Insurance Company.

     9.4 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

              A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this
              Article IX. The provisions of this Article IX shall survive termination of this Agreement.

     9.5 Insurance Company shall indemnify and hold the Fund, Dreyfus and sub-investment adviser harmless against any tax liability incurred by the Fund under Section 851 of the Code arising from purchases or redemptions by Insurance Company's General Accounts or the account of its affiliates.


                                      ARTICLE X
                             COMMENCEMENT AND TERMINATION

     10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein.

     10.2     This Agreement shall terminate without penalty:

              a. At the option of Insurance Company or the Fund at any time from the date hereof upon 180 days' notice, unless a shorter time is agreed to by the parties;

              b. At the option of Insurance Company, if shares of the Fund are not reasonably available to meet the requirements of the Contracts as determined by Insurance Company. Prompt notice of election to terminate shall be furnished by Insurance Company, said termination to be effective ten days after receipt of notice unless the Fund makes available a sufficient number of shares to meet the requirements of the Contracts within said ten-day period;

              c. At the option of Insurance Company, upon the institution of formal proceedings against the Fund by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company's reasonable judgment, materially impair the Fund's ability to meet and perform the Fund's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by Insurance Company with said termination to be effective upon receipt of notice;

              d. At the option of the Fund, upon the institution of formal proceedings against Insurance Company by the Commission, National Association of Securities Dealers or any other regulatory body, the expected or anticipated ruling,

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                      judgment or outcome of which would, in the Fund's
                      reasonable judgment, materially impair Insurance Company's ability to meet and perform Insurance Company's obligations and duties hereunder. Prompt notice of election to terminate shall be furnished by the Fund with said termination to be effective upon receipt of notice;

              e. At the option of the Fund, if the Fund shall determine, in its sole judgment reasonably exercised in good faith, that Insurance Company has suffered a material adverse change in its business or financial condition or is the subject of material adverse publicity and such material adverse change or material adverse publicity is likely to have a material adverse impact upon the business and operation of the Fund or Dreyfus, the Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such determination of the Fund shall continue to apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of termination;

              f. Upon termination of the Investment Advisory Agreement between the Fund and Dreyfus or its successors unless Insurance Company specifically approves the selection of a new Fund investment adviser. The Fund shall promptly furnish notice of such termination to Insurance Company;

              g. In the event the Fund's shares are not registered, issued or sold in accordance with applicable federal law, or such law precludes the use of such shares as the underlying investment medium of Contracts issued or to be issued by Insurance Company. Termination shall be effective immediately upon such occurrence without notice;

              h. At the option of the Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for the Fund to continue to operate pursuant to this Agreement. Termination pursuant to this Subsection (h) shall be effective upon notice by the Fund to Insurance Company of such termination;

              i. At the option of the Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if the Fund reasonably believes that the Contracts may fail to so qualify;

              j. At the option of either party to this Agreement, upon the breach by a party of any material provision of this Agreement, which breach has not been cured to the reasonable satisfaction of the other party within 10 days after written notice of such breach is delivered to such other party;

              k. At the option of the Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or

              l. Upon assignment of this Agreement, unless made with the written consent of the non-assigning party.

              Any such termination pursuant to Section 10.2a, 10.2d, 10.2e, 10.2f or 10.2k herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.

     10.3     Notwithstanding any termination of this Agreement pursuant to
              Section 10.2 hereof, the Fund and Dreyfus may, at the option of the Fund, continue to make available additional Fund shares for so long as the Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, if the Fund or Dreyfus so elects to make additional Fund shares available, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts, if permitted by the terms of the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, the Fund and Dreyfus, as promptly as is practicable under the circumstances, shall notify Insurance Company whether Dreyfus and the Fund will continue to make Fund shares available after such termination. If Fund shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either the Fund or Insurance Company may terminate the Agreement, as so continued pursuant to this Section 10.3, upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Fund, need not be for more than six months.

                                     ARTICLE XI
                                     AMENDMENTS

     11.1 Any other changes in the terms of this Agreement shall be made by agreement in writing between Insurance Company and Fund.


                                     ARTICLE XII
                                       NOTICE

     12.1 Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties at the following addresses:

              Insurance Company:       Annuity Investors Life Insurance Company
                                       10th Floor, Chiquita Center
                                       250 East Fifth Street
                                       Cincinnati, OH  45201
                                       Attn:  Mark F. Muething

              Fund:                    The Dreyfus Socially Responsible
                                         Growth Fund, Inc.
                                       c/o Premier Mutual Fund Services, Inc.
                                       200 Park Avenue, 6th Floor West
                                       New York, New York  10166
                                       Attn:  Eric B. Fischman, Esq.

              with copies to:          The Dreyfus Socially Responsible
                                         Growth Fund, Inc.
                                       c/o The Dreyfus Corporation
                                       200 Park Avenue
                                       New York, New York  10166
                                       Attn:    Daniel C. Maclean, Esq.
                                                Lawrence B. Stoller, Esq.

                                       Stroock & Stroock & Lavan
                                       7 Hanover Square
                                       New York, New York  10004-2696
                                       Attn:    Lewis G. Cole, Esq.
                                                Stuart H. Coleman, Esq.

              Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.


                                     ARTICLE XIII
                                    MISCELLANEOUS

     13.1 This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, officer or shareholder of the Fund individually.


                                     ARTICLE XIV
                                         LAW

     14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

                                       ANNUITY INVESTORS LIFE INSURANCE COMPANY


                                       By: /s/ Mark F. Muething
                                       Its:  Senior Vice President

     Attest:  /s/ Charles K. McManus
               Senior Vice President

                                       THE DREYFUS SOCIALLY RESPONSIBLE
                                       GROWTH FUND, INC.


                                       By:  /s/ Eric Fischman
                                       Its:  Vice President

     Attest:  /s/ [Illegible]

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